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                                                                    EXHIBIT 99.2

SLIDE 1

     SECURITY FIRST TECHNOLOGIES

                Third Quarter Teleconference

                James S. (Chip) Mahan, III, CEO
                  Daniel H. Drechsel, COO
                  Robert F. Stockwell, CFO

                        November 2, 1999

                                                                       [S1 LOGO]
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SLIDE 2

        FORWARD LOOKING STATEMENT

        THE PRESENTATION MAY INCLUDE A DISCUSSION OF CERTAIN SUBJECTS THAT WILL CONTAIN FORWARD-LOOKING INFORMATION, INCLUDING PROJECTIONS ON REVENUES, EXPENSES, CASH FLOWS, PRODUCT ROLLOUTS AND PRODUCT PRICING. INFORMATION CONCERNING FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS IN THIS PRESENTATION ARE AVAILABLE IN THE COMPANY'S MOST RECENT ANNUAL REPORT ON FORM 10-K.

        Please contact Sandy Mitchelson at 404-812-6426 to obtain a copy of the Annual Report on Form 10-K.

        For questions related to the information contained within this presentation, contact Bob Zwerneman, V.P Investor Relations at 404-812-6225.

                                                                       [S1 LOGO]

We welcome you all to the third quarter earnings conference call. We also want to welcome any listeners on Vcall on the Web. With me is Chip Mahan, our CEO and Dan Drechsel, our COO. Also with us today is Bob Zwerneman, our newly appointed V.P. of Investor Relations.

The presentation materials we will be reviewing have been faxed out to everyone in advance. If you have not received the presentation materials, please call Anita Mazur at 480-614-3021. Additionally, the entire presentation is on the Web at www.s1.com/q399.

The first item on the agenda is to remind everyone that we will be making forward looking statements which are conditioned on the information noted on slide 2.

SLIDE 3

        AGENDA

        -       Third Quarter Financial Review

        -       Merger Update

        -       Operational Update

        -       Integration Update

                                                                       [S1 LOGO]

If you will now turn to the third slide, I will briefly review the agenda. I will review the financial highlights of the quarter, cover some brief details related to the forthcoming mergers, then Dan will review the operations for the quarter and comment on our integration initiatives.

Chip will review the integration of the four companies.

SLIDE 4

     FINANCIAL RESULTS
     (AS REPORTED)

                                            ACTUAL         CONSENSUS           VARIANCE
                                           -------        -----------         ----------
 TOTAL REVENUE                               24.8             16.7               8.1
 DIRECT COST                                 15.2              9.2              (6.0)
                                           -------          -------           --------
            GROSS MARGIN                      9.6              7.5               2.1
 OPERATING EXPENSES                           9.7              8.1              (1.6)
 GOODWILL & ACQUISITION CHARGES               1.9              0.1              (1.8)
                                           -------          -------           --------
            EBITDA                           (2.0)            (0.7)             (1.3)
 DEPRECIATION & AMORTIZATION                 (1.5)            (1.3)             (0.2)
 INTEREST INCOME                              0.8              0.5               0.3
                                           -------          -------           --------
 NET LOSS                                    (2.7)            (1.5)              1.2
                                           -------          -------           --------
 LOSS PER SHARE                             (0.10)           (0.05)            (0.05)
 LOSS PER SHARE*                            (0.03)           (0.05)             0.02

                                                                       [S1 LOGO]

 *Excluding acquisition charges.

We are extremely pleased with the quarterly financial results both from a year over year comparison and the sequential quarterly comparisons.

During the third quarter, revenues of $24.8 million greatly exceeded the consensus by over $8.0million or by 47%. However, a good portion of this performance was, in-part, elevated by a turnkey contract with major customers where we sell third-party software and hardware which totaled slightly over $5.7 million.

Operating expenses, excluding integration expenses related to the announced acquisitions of FICS and Edify, came in above the consensus estimate by approximately $700 thousand. This increase in operating costs was primarily driven the need to expand the infrastructure necessary to manage a global company.

In addition, excluding the integration costs of $1.9 million, our EBITDA was essentially break even at a negative $141,000 or a half million better than consensus.

The net loss, net of the $1.9 million acquisition charges was $0.03 per share, which was $0.02 per share better than expected.

SLIDE 5

     ANALYSIS OF 3Q RESULTS
     (AS REPORTED VS. NORMALIZED)

                                                  "NORMALIZED"
                          REPORTED     ADJUSTMENTS  BUSINESS
                          --------     ----------- ------------
TOTAL REVENUE                24.8         (5.7)      19.1
DIRECT COST                  15.2         (4.4)      10.8
                           -------      -------   ---------
    GROSS MARGIN              9.6         (1.3)       8.3
OPERATING EXPENSES            9.7         (1.1)       8.6
INTEGRATION EXPENSES          1.9         (1.9)        -
                           -------      -------   ---------
    EBITDA                   (2.0)         1.7       (0.3)
D&A                          (1.5)         -         (1.5)
INTEREST INCOME               0.8          -          0.8
                           -------      -------   ---------
NET LOSS                     (2.7)         1.7       (1.0)
                           -------      -------   ---------
LOSS PER SHARE              (0.10)        0.06      (0.04)

                                                                       [S1 LOGO]

Because of the increase in Other Revenues and the significant charges we are incurring to expand the company in anticipation of the acquisitions, we have attempted to normalize the income statement for you on this slide. As I discuss the various operating characteristics for the quarter, I will do so in relation to the normalized income statement.

The left column presents the reported 3Q results. The column labeled adjustments, takes into account the impact of:

(1) the effects of the unusually large other revenue line item of $5.7 million, as well as the costs associated with that item of $4.4 million We consider the sale of equipment and other items a normal part of our business which we routinely provide for our customers. However, due to the significant amount in this quarter, we have backed it out to more clearly reflect normalized operations.

(2) the impact of sizing-up our business to capitalize on the global infrastructure that we are building of slightly more than a million dollars during the third quarter and

(3) the effects of the identifiable acquisition costs we incurred during the quarter related to the Edify, FICS and VerticalOne acquisitions.

Giving effect to these adjustments, the EPS was a loss of $0.04 per share and the adjusted EBITDA was approximately $300 thousand, or still nearly break-even.

SLIDE 6

     QUARTERLY YEAR OVER YEAR COMPARISON
     (AS ADJUSTED)

        -       Total revenues up 233%

        -       Software licenses up 111%

        -       Services revenues up 294%

        -       Data center revenues up 124%

        -       Total operating expenses up 65%*

                                                                       [S1 LOGO]

* Excludes goodwill amortization and acquisition costs

Our financial results continue to reflect not only the opportunity, but our execution strategy. We believe the results are very impressive.

Comparing the third quarters, adjusted revenues are up 279% while expenses, excluding goodwill and integration expenses, are up only 65%.

Professional services revenues were up 294% reflecting the large amount of work being done to bring several major institutions online as well as new product implementations for other existing customers.

SLIDE 7

     3RD QUARTER 1999 VS. 2ND QUARTER 1999
     (AS ADJUSTED)

        -       Total revenues up 25%

        -       Services revenues up 35%

        -       Data center revenues level

        -       Total operating expenses up 23%*

                                                                       [S1 LOGO]

* Excludes goodwill amortization and acquisition costs

Looking at sequential quarterly growth, we also continue to see excellent progress.

Total adjusted revenues are up 25%, while adjusted operating expenses, excluding goodwill and integration expenses, increased by 11%.

For the third consecutive quarter, software licenses remained stable at $2.3 million.

Professional services revenues were up 35% and the services gross margin remained at 42% which is slightly above our target level for this line item. This line item also includes product enhancement fees, or funded development of approximately $3.1 million.

Despite very strong counts in our end-user numbers and accounts in our data center, revenues at $2 .1 million were up only slightly over the second quarter. Much of this is tied to our minimum fee structure which customers initially pay, even when their customer counts have yet to establish themselves.

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SLIDE 8

     GROSS MARGIN PERCENTAGES

                    Q3 98        Q4 98        Q1 99        Q2 99       Q3 99
--------------------------------------------------------------------------------
SOFTWARE
LICENSES             98%          81%          94%          96%         96%
PROFESSIONAL
SERVICES             46%          41%          36%          41%         42%

DATA CENTER        (109)%        (21)%         (9)%          1%        (4)%
--------------------------------------------------------------------------------
GROSS MARGIN
BEFORE OTHER         31%          42%          41%          44%         44%

OTHER                 3%           9%          19%          15%         22%
--------------------------------------------------------------------------------
     TOTAL           27%          38%          40%          43%         39%

                                                                       [S1 LOGO]

As I stated earlier, we continued to see a strong performance in our definable gross margins, starting at 10% in the second quarter of 1998 and moving up to 44% in the second and third quarters of this year.

Our data center margins slipped back slightly tied to the additional expenses associated with the new center we brought on-line in mid-August. We believe that as we move into the first half of 2000 and our customers go live with their programs, our data center margins should continue to trend higher.

As I previously noted, professional services remain above our target gross margin of 40%.

Also of note is the margin on other revenues. As you can see, as we assisted our customers in implementing turn key solutions, we were able to derive a 22% margin on this activity.

SLIDE 9

     VFM USERS AS OF SEPTEMBER 30, 1999

                                         GROWTH OVER     AVERAGE
                       NUMBER           SEP 30, 1998  REV/CUSTOMER
--------------------------------------------------------------------------------
END USERS:
----------
DATA CENTER             163,000             112%          14.52
3(RD) PARTY DATA
PROCESSORS               71,000             847%
DIRECT LICENSES         209,500             213%
TOTAL                   443,500             193%
--------------------------------------------------------------------------------
ACCOUNTS              1,165,000             201%

                                                                       [S1 LOGO]

During the quarter, end user customers increased to nearly 444 thousand, double the number we hosted at the beginning of the year

The average revenue per customer decreased from $18.34 to $14.52 as a result of 42% increase in data center customers while revenues remained stable. We continue to believe that as volume of accounts rises, it will naturally drive the average revenue per customer down towards the $9-10 level during the next several quarters.

If you will turn to the next slide which is a graph of accounts on VFM through our data center, third party processors and direct licensees.

SLIDE 10

[GRAPH OF TOTAL END USER CUSTOMERS]

Number
of End
Users     25,000    27,000    50,000    102,000   151,500   213,000   263,200   314,500   443,500
Quarter    Q397      Q497      Q198       Q298      Q398      Q498      Q199      Q299      Q399

As you can see on the graph, the total number of accounts on VFM has broken through the one million level and at the end of the quarter approached 1.2 million accounts.

The rate of growth in end users of the VFM product actually accelerated in the third quarter and we anticipate that the growth in accounts will continue to ramp higher for the foreseeable future.

SLIDE 11

     CASH FLOW

                              Q3 98      Q4 98      Q1 99      Q2 99       Q3 99
--------------------------------------------------------------------------------
EBITDA                        (4.3)      (4.0)      (2.2)       (1.3)       (2.0)

EBITDA *                      (4.3)      (4.0)      (2.2)       (1.1)       (0.1)

CASH FROM (USED IN)
CONTINUING OPERATIONS          0.6       (3.5)       7.7       (10.2)      (11.6)

PP&E                          (0.8)      (0.6)      (0.7)       (3.3)       (5.5)

EQUITY                         10.7        2.8        1.9        67.5       (0.4)

INVESTMENT IN
VERTICALONE/FICS              --         --         --          (6.0)      (25.0)

                                                                       [S1 LOGO]
*Excluding integration expenses

As we anticipated in the last call, the positive cash flow from operations in the first quarter was reversed and we used $10.2 million to fund operations in the second quarter and another $11.6 million in the third quarter. The cash usage in the third quarter was driven primarily by an increase in accounts receivable related to the growth in revenue and other balance sheet changes.

If we exclude the identifiable integration expenses, EBITDA continues to be on a positive trend coming in at a negative 140,000.

As indicated in prior calls, we anticipated that S1 on a stand alone basis would reach EBITDA break even on a recurring basis in the latter part of 1999. It appears we would deliver on this expectation in Q4 if it were not for the opportunities we have chosen with Edify, FICS and VerticalOne.

Also during the quarter, we expended approximately $5.0 million on the new data center. In addition, as previously announced, we made a $15 million investment in VerticalOne as well as funded the loan to FICS.

We ended the quarter with approximately $29 million available to fund operations.

On a pro-forma basis, as of September 30, the four companies had approximately $70 million in cash resources.

SLIDE 12

     MERGER UPDATE

        -       Received Hart-Scott-Rodino clearance

        - Voting by EDFY and SONE shareholders in process - November 10 shareholder meetings

        - Expect to complete/close mergers shortly after approvals by shareholders

                                                                       [S1 LOGO]

Very simply, we have received all regulatory approvals necessary for the mergers to proceed.

Both our shareholders and Edify's shareholders are in the process of voting on the proposed transactions, along with our shareholders who have been asked to approve a name change to S1 Corporation. Special shareholder meetings are scheduled to be held on November 10th for both companies and, assuming that the votes are cast in favor of the transactions, we would expect to close on the mergers very shortly afterwards.

I would to make one final comment about the future revenues of the company. Earlier in the year we had provided guidance that the 2000 revenues would be in the $240 - $260 million range. We are still comfortable with that guidance. However, the estimate included revenues associated with both the Edify IVR business and the FICS Financial Reporting Business. We are currently studying our alternatives for those businesses.

In that regard, as most of you are aware, we are holding an analyst conference here in Atlanta on December 15. During that session, we will provide additional extensive guidance on the future of the combined companies and would like to defer additional questions on this topic until then.

With that, I would like to turn it over to Dan Drechsel, our COO.

SLIDE 13

OPERATIONAL UPDATE

        - New Data Center facility online. All clients moved successfully to new center.

        - 5.X product on track for end of year delivery into client engagements.

        - Second phase of multi-phase insurance product development completed.

        -       First Andersen Consulting-led client project live in Data
                Center.

                                                                       [S1 LOGO]


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SLIDE 14

     INTEGRATION UPDATE

        -       Finance and administration
                - CY2000 Business Plan in process, expect board approval
                  December

        -       Sales
                - mid-October worldwide sales conference product cross-training
                - attack plan defined

        -       Products
                - plans in place

        -       Organization
                - management team in place

                                                                       [S1 LOGO]
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SLIDE 15

                            THANK YOU FOR YOUR TIME!